UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 4, 2005

Tredegar Corporation
(Exact Name of Registrant as Specified in its Charter)

Virginia	1-10258	54-1497771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Boulders Parkway Richmond, Virginia	23225
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 330-1000

_____________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

        On February 4, 2005, the Executive Compensation Committee (the “Compensation Committee”) of the Board of Directors of Tredegar Corporation (the “Corporation”), approved increases in base salaries for 2005, effective as of March 1, 2005, for the President and Chief Executive Officer and each of the other named executive officers of the Corporation. These increases were based upon a review of performance and competitive market data. These adjustments were deemed appropriate by the Compensation Committee in light of each officer’s current compensation as compared to the market median for comparative positions, tenure in office and other considerations. The base salary increases are as follows: (i) Norman A. Scher, President and Chief Executive Officer to $439,192; (ii) Nancy M. Taylor, Senior Vice President Strategy and Special Projects to $272,950; (iii) D. Andrew Edwards, Vice President, Chief Financial Officer and Treasurer to $256,923; (iv) W. Hildebrandt Surgner, Jr., Vice President, General Counsel and Secretary to $257,500; and (v) Thomas G. Cochran, Vice President and President, Tredegar Film Products to $223,020. The base salary increases were approved by the Compensation Committee but are not otherwise set forth in a written agreement between the Corporation and the executives.

        In addition, on February 4, 2005, the Compensation Committee approved discretionary bonus awards to the President and Chief Executive Officer and each of the other named executive officers, in respect of the year ended December 31, 2004, payable in cash in March, 2005. Mr. Scher received a discretionary bonus award of $50,000, Mrs. Taylor and Messrs. Edwards and Surgner each received a discretionary bonus award of $25,000 and Mr. Cochran received a discretionary bonus award of $20,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2005	TREDEGAR CORPORATION By: /s/ D. Andrew Edwards ———————————————— D. Andrew Edwards Vice President, Chief Financial Officer and Treasurer

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